Exhibit 99

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $18.1 million compared to net income of $1.5 million for fourth quarter of 2012
●	Diluted earnings per common share of $3.93 compared to diluted earnings per common share of $0.25 in the fourth quarter of 2012
●	Deferred tax valuation reserve eliminated, resulting in $14.7 million decrease in income tax expense from the fourth quarter of 2012
●	Provision for loan losses of ($3.0 million), down $3.0 million from fourth quarter of 2012
●	Net interest income of $4.8 million, down $0.8 million from fourth quarter of 2012
●	Non-performing assets of $24.4 million, down $6.9 million from September 30, 2013

Annual Highlights

●	Net income of $26.7 million compared to net income of $5.3 million for 2012
●	Diluted earnings per common share of $5.71 compared to diluted earnings per common share of $0.86 for 2012
●	Deferred tax valuation reserve eliminated, resulting in $14.5 million decrease in income tax expense from 2012
●	Provision for loan losses of ($7.9 million), down $10.4 million from 2012
●	Gains on real estate owned of $0.8 million, up $1.0 million from 2012
●	Net interest income of $19.7 million, down $4.0 million from 2012
●	Non-performing assets of $24.4 million, down $16.2 million from December 31, 2012

INCOME SUMMARY	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands, except per share amounts)	2013	2012	2013	2012
Net income	$18,096	1,485	$26,670	5,321
Net income available to common stockholders	17,574	1,016	24,602	3,460
Diluted earnings per common share	3.93	0.25	5.71	0.86
Return on average assets	12.23%	0.93%	4.55%	0.79%
Return on average common equity	106.72%	9.77%	42.22%	8.94%
Book value per common share	$13.49	8.02	$13.49	8.02

ROCHESTER, MINNESOTA, January 28, 2014. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $649 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $18.1 million for the fourth quarter of 2013, an improvement of $16.6 million compared to net income of $1.5 million for the fourth quarter of 2012. Net income available to common shareholders was $17.6 million for the fourth quarter of 2013, an improvement of $16.6 million from the net income available to common shareholders of $1.0 million for the fourth quarter of 2012. Diluted earnings per common share for the fourth quarter of 2013 was $3.93, an improvement of $3.68 from the diluted earnings per common share of $0.25 for the fourth quarter of 2012. The improvement in net income in the fourth quarter of 2013 is due primarily to a $14.7 million decrease in income tax expense as a result of eliminating the valuation reserve against the Company’s deferred tax asset, a $3.0 million decrease in the provision for loan losses, and a $0.5 million increase on the gains recognized on the sale of real estate owned. These improvements to net income were partially offset by a $0.8 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods and a $0.8 million decrease in the gain on sale of loans due to a decrease in mortgage loan originations and sales.

President’s Statement

 “The elimination of the deferred tax asset valuation reserve in the fourth quarter is a direct result of our improved financial results,” said Brad Krehbiel, President of HMN. “We are also encouraged by the results of our ongoing efforts to improve the credit quality in our commercial loan portfolio as evidenced by the continued positive trend of declining non-performing assets and the reduction in the required provision for loan losses. We intend to continue to focus our efforts on further reducing these non-performing assets while, at the same time, improving the financial performance of our core banking operations.”

Fourth Quarter Results

Net Interest Income

Net interest income was $4.8 million for the fourth quarter of 2013, a decrease of $0.7 million, or 13.7%, compared to $5.5 million for the fourth quarter of 2012. Interest income was $5.1 million for the fourth quarter of 2013, a decrease of $1.9 million, or 26.9%, from $7.0 million for the same period in 2012. Interest income decreased between the periods primarily because of a $44 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a $61 million decrease in the commercial loan portfolio, which occurred because loan payoffs exceeded production primarily as a result of the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 3.64% for the fourth quarter of 2013, a decrease of 98 basis points from the 4.62% average yield for the fourth quarter of 2012. The decrease in the average yield is due to the continued low interest rate environment that existed during the fourth quarter of 2013 and also because of the $44 million increase in the average assets that were held in lower earning cash and investments in the fourth quarter of 2013 when compared to the same period of 2012.

Interest expense was $0.4 million for the fourth quarter of 2013, a decrease of $1.1 million, or 75.0%, compared to $1.5 million for the fourth quarter of 2012. Interest expense decreased primarily because of a $60 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits and Federal Home Loan Bank advances between the periods. The decrease in average balances of certificates of deposits and advances between the periods was the result of using the proceeds from loan principal payments to fund the maturing certificates of deposits and advances. The $133 million decrease in average balances of certificates of deposits and advances was partially offset by the $74 million increase in the average balance of retail and commercial checking and money market accounts between the periods. Interest expense also decreased because of the lower interest rates paid on deposits as a result of the low interest rate environment that continued to exist during the fourth quarter of 2013. The average interest rate paid on interest-bearing liabilities was 0.30% for the fourth quarter of 2013, a decrease of 76 basis points from the 1.06% average interest rate paid in the fourth quarter of 2012. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2013 was 3.37%, a decrease of 26 basis points, compared to 3.63% for the fourth quarter of 2012.

Provision for Loan Losses

The provision for loan losses was ($3.0 million) for the fourth quarter of 2013, a decrease of $3.0 million, from $0 for the fourth quarter of 2012. The provision decreased in the fourth quarter of 2013 primarily because of improving values of the underlying collateral supporting commercial real estate loans in the fourth quarter of 2013 when compared to the fourth quarter of 2012. The provision also decreased because of the $80 million decrease in the loan portfolio between the periods. Total non-performing assets were $24.4 million at December 31, 2013, a decrease of $6.9 million, or 22.0%, from $31.3 million at September 30, 2013. Non-performing loans decreased $4.9 million and foreclosed and repossessed assets decreased $2.0 million during the fourth quarter of 2013. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2013	$22,357	September 30, 2013	$8,899
Classified as non-performing	1,503	Transferred from non-performing loans	0
Charge offs	(2,854)	Real estate sold	(2,198)
Principal payments received	(3,240)	Net gain on sale of assets	589
Classified as accruing	(270)	Write downs and payments	(392)
Transferred to real estate owned	0	December 31, 2013	$6,898
December 31, 2013	$17,496

The decrease in non-performing loans relates primarily to charge offs and principal payments received on non-performing loans during the fourth quarter of 2013. Of the $2.9 million in charge offs, $2.8 million relates to the charge off of previously established reserves on a single family development loan. Of the $3.2 million in principal payments received on non-performing loans in the fourth quarter of 2013, $2.7 million related to payments received from the proceeds from the sale of the property securing the non-performing loans and $0.5 million was the result of a loan being refinanced with another lender.

A reconciliation of the allowance for loan losses for the fourth quarters of 2013 and 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at September 30,	$16,505	$20,462
Provision	(3,031)	0
Charge offs:
Commercial real estate	(2,800)	0
Commercial business	(45)	(468)
Consumer	(9)	(150)
One-to-four family	0	(63)
Recoveries	781	1,827
Balance at December 31,	$11,401	$21,608

General allowance	$7,623	$16,795
Specific allowance	3,778	4,813
	$11,401	$21,608

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2012.

(Dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Non-Performing Loans:
One-to-four family real estate	$1,602	$1,626	$2,492
Commercial real estate	14,549	19,578	25,543
Consumer	737	442	300
Commercial business	608	711	1,640
Total	17,496	22,357	29,975

Foreclosed and Repossessed Assets:
One-to-four family real estate	0	1,082	1,595
Commercial real estate	6,898	7,817	9,000
Total non-performing assets	$24,394	$31,256	$40,570
Total as a percentage of total assets	3.76%	5.56%	6.21%
Total non-performing loans	$17,496	$22,357	$29,975
Total as a percentage of total loans receivable, net	4.55%	5.68%	6.60%
Allowance for loan losses to non-performing loans	65.17%	73.83%	72.09%

Delinquency Data:
Delinquencies (1)
30+ days	$6,370	$2,516	$2,739
90+ days (2)	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	1.33%	0.53%	0.57%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2012.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at December 31, 2013	# of relationships	Principal Amount of Loans at September 30, 2013	# of relationships	Principal Amount of Loans at December 31, 2012
Developments/land	9	$14,549	8	$19,413	9	$24,339
Retail	0	0	2	165	2	386
Other buildings	0	0	0	0	4	818
	9	$14,549	10	$19,578	15	$25,543

The $5.0 million decrease in the non-performing commercial real estate loans from September 30, 2013 is due primarily to a $2.8 million charge off on loans secured by a single family development and additional principal payments received on various other non-performing commercial real estate loans during the quarter.

Non-Interest Income and Expense

Non-interest income was $1.6 million for the fourth quarter of 2013, a decrease of $0.8 million, or 31.4%, from $2.4 million for the same period in 2012. Gain on sales of loans decreased $0.8 million between the periods primarily because of a decrease in single family loan originations and sales. Fees and service charges increased $0.1 million primarily because of an increase in overdraft fees between the periods.

Non-interest expense was $6.0 million for the fourth quarter of 2013, a decrease of $0.3 million, or 4.9%, from $6.3 million for the same period of 2012. Gains on real estate owned increased $0.5 million from the fourth quarter of 2012 primarily because there were more gains realized on the sale of real estate and fewer write downs in the value of the real estate owned in the fourth quarter of 2013 when compared to the same period in 2012. Deposit insurance expense decreased $0.1 million because of a decrease in assets and insurance rates between the periods. Data processing expense decreased $0.1 million due to a decrease in hardware and software depreciation expense. Other non-interest expenses decreased $0.2 million between the periods primarily because of a decrease in legal and other professional services. These decreases in noninterest expense were partially offset by a $0.6 million increase in compensation expense between the periods primarily because of an increase in employee incentives and pension benefit costs.

Income tax benefit was $14.6 million in the fourth quarter of 2013, an increase of $14.7 million from $0.1 million in income tax expense for the same period in 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the fourth quarter of 2012. The income tax expense that was recorded in the fourth quarter of 2012 relates to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated which resulted in a $14.6 million income tax benefit.

Net Income Available to Common Shareholders

The net income available to common shareholders was $17.6 million for the fourth quarter of 2013, an improvement of $16.6 million from the $1.0 million net income available to common shareholders in the fourth quarter of 2012. The net income available to common shareholders increased primarily because of the increase in the net income between the periods for the reasons described above. Beginning with the February 15, 2011 dividend payment, the Company has deferred the last twelve quarterly dividend payments on its Fixed Rate, Series A, Cumulative Perpetual Preferred Stock, which was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the “Preferred Stock”). The Preferred Stock is currently held by unaffiliated third party investors. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred but the dividend is cumulative and compounds quarterly while unpaid. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes to arrive at the net income available to common shareholders. The current stated dividend rate on the Preferred Stock of 5% per annum will increase to 9% per annum on February 15, 2014.

Return on Assets and Equity

The return on average assets for the fourth quarter of 2013 was 12.23%, compared to a 0.93% return on average assets for the fourth quarter of 2012. Return on average equity was 106.72% for the fourth quarter of 2013, compared to a 9.77% return on average equity for the same period of 2012. Book value per common share at December 31, 2013 was $13.49, compared to $8.02 at December 31, 2012.

Annual Results

Net Income

Net income was $26.7 million for 2013, an improvement of $21.4 million, from $5.3 million for 2012. Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from net income available to common shareholders of $3.5 million for 2012. Diluted earnings per common share for the year ended December 31, 2013 was $5.71, an improvement of $4.85 from $0.86 diluted earnings per common share for the year ended December 31, 2012. The improvement in net income in 2013 is due primarily to a $14.5 million decrease in income tax expense as a result of eliminating the valuation reserve against the Company’s deferred tax asset, a $10.4 million decrease in the provision for loan losses, a $1.0 million increase on the gains recognized on the sale of real estate owned, and a $0.7 million decrease in other non-interest expenses primarily related to legal and professional services. These improvements to net income were partially offset by a $4.0 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods and a $1.5 million decrease in the gain on sale of loans due to a decrease in mortgage loan originations and sales.

Net Interest Income

Net interest income was $19.7 million for 2013, a decrease of $4.0 million, or 16.8%, from $23.7 million for 2012. Interest income was $23.0 million for 2013, a decrease of $7.8 million, or 25.4%, from $30.8 million for 2012. Interest income decreased between the periods primarily because of an $84 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a $69 million decrease in the commercial loan portfolio, which occurred because loan payoffs exceeded production primarily as a result of the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.09% for the year ended December 31, 2013, a decrease of 69 basis points from the 4.78% average yield for 2012. The decrease in the average yield is due to the continued low interest rate environment that existed during 2013 and also because of the $15 million increase in the average assets that were held in lower earning cash and investments in 2013 when compared to the same period of 2012.

Interest expense was $3.3 million for the year ended December 31, 2013, a decrease of $3.8 million, or 53.9%, from $7.1 million for 2012. Interest expense decreased primarily because of a $96 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits and Federal Home Loan Bank advances between the periods. The decrease in certificates of deposits and advances between the periods was the result of using the proceeds from loan principal payments to fund the maturing certificates of deposits and advances. The $126 million decrease in average balances of certificates of deposits and advances was partially offset by the $30 million increase in the average balance of retail and commercial checking and money market accounts between the periods. Interest expense also decreased because of the lower interest rates paid on deposits as a result of the low interest rate environment that continued to exist during 2013. The average interest rate paid on interest-bearing liabilities was 0.64% for the year ended December 31, 2013, a decrease of 53 basis points from the 1.17% average interest rate paid for 2012. Net interest margin (net interest income divided by average interest-earning assets) for the year ended December 31, 2013 was 3.51%, a decrease of 16 basis points, compared to 3.67% for 2012.

Provision for Loan Losses

The provision for loan losses was ($7.9 million) for the year ended December 31, 2013, a decrease of $10.4 million, from $2.5 million for the year ended December 31, 2012. The provision decreased between the periods primarily because of improving values of the underlying collateral supporting commercial real estate loans in 2013 when compared to 2012. The provision also decreased because of a decrease in the outstanding loan portfolio balances, a decrease in the reserve percentages on certain risk classifications as a result of an internal analysis of the loan portfolio, an improvement in the classifications of certain risk rated loans, and the recoveries received during 2013 on previously charged off loans. Total non-performing assets were $24.4 million at December 31, 2013, a decrease of $16.2 million, or 39.9%, from $40.6 million at December 31, 2012. Non-performing loans decreased $12.5 million and foreclosed and repossessed assets decreased $3.7 million during 2013. The non-performing loan and foreclosed and repossessed asset activity for 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2012	$29,975	December 31, 2012	$10,595
Classified as non-performing	6,295	Transferred from non-performing loans	876
Charge offs	(5,002)	Other foreclosures/repossessions	687
Principal payments received	(11,043)	Real estate sold	(5,827)
Classified as accruing	(1,853)	Net gain on sale of assets	1,587
Transferred to real estate owned	(876)	Write downs	(1,020)
December 31, 2013	$17,496	December 31, 2013	$6,898

A reconciliation of the allowance for loan losses for 2013 and 2012 is summarized as follows:

(in thousands)	2013	2012
Balance at January 1,	$21,608	$23,888
Provision	(7,881)	2,544
Charge offs:
Commercial	(651)	(2,464)
Commercial real estate	(3,711)	(5,719)
Consumer	(484)	(1,071)
Single family mortgage	(200)	(63)
Recoveries	2,720	4,493
Balance at December 31,	$11,401	$21,608

General allowance	$7,623	$16,795
Specific allowance	3,778	4,813
	$11,401	$21,608

Non-Interest Income and Expense

Non-interest income was $7.3 million for the year ended December 31, 2013, a decrease of $1.7 million, or 18.7%, from $9.0 million for the year ended December 31, 2012. Gains on sales of loans decreased $1.5 million, or 41.2%, between the periods primarily because of a decrease in single family loan originations and sales. Gain on sale of branch office was $0 for 2013, compared to $0.6 million in 2012 as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges increased $0.2 million primarily because of an increase in overdraft charges between the periods. Other non-interest income increased $0.1 million due to an increase in the sale of non-insured investment products. Mortgage servicing fees increased $0.1 million as a result of servicing more single family loans.

Non-interest expense was $22.6 million for the year ended December 31, 2013, a decrease of $2.1 million, or 8.3%, from $24.7 million for the same period in 2012. Gains on real estate owned increased $1.0 million between the periods primarily because there were more gains realized on the sale of real estate and fewer write downs in the value of the real estate owned in 2013 when compared to 2012. Deposit insurance expense decreased $0.4 million because of a decrease in assets and insurance rates between the periods. Data processing expense decreased $0.2 million due to a decrease in hardware and software depreciation expense. Other non-interest expenses decreased $0.7 million between the periods primarily because of a decrease in legal and other professional services. These decreases in noninterest expense were partially offset by a $0.2 million increase in compensation expense between the periods primarily because of an increase in employee incentives and pension benefit costs.

Income tax benefit was $14.4 million in 2013, an increase of $14.5 million from $0.1 million in income tax expense for 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for 2012. The income tax expense that was recorded in 2012 relates to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated which resulted in a $14.4 million income tax benefit for the year ended December 31, 2013.

Net Income Available to Common Shareholders

Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from the net income available to common shareholders of $3.5 million for 2012. Net income available to common shareholders increased primarily because of the increase in net income between the periods for the reasons described above. Beginning with the February 15, 2011 dividend payment, the Company has deferred the last twelve quarterly dividend payments, on its Preferred Stock, which was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The Preferred Stock is currently held by unaffiliated third party investors. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred but the dividend is cumulative and compounds quarterly while unpaid. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes to arrive at the net income available to common shareholders. The current stated dividend rate on the Preferred Stock of 5% per annum will increase to 9% per annum on February 15, 2014.

Return on Assets and Equity

The return on average assets was 4.55% for 2013, compared to a 0.79% return on average assets for 2012. Return on average common equity was 42.22% for 2013, compared to a 8.94% return on average common equity for 2012.

Annual Meeting Announcement

HMN announced that its annual meeting will be held at the Rochester Golf and Country Club, located at 3100 West Country Club Road, Rochester, Minnesota on Tuesday, April 22, 2014, at 10:00 a.m. local time. The Company's common stockholders at the close of business on February 26, 2014, the record date, will be entitled to vote at the annual meeting.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Examples of forward-looking statements include, but are not limited to, statements relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability and use of alternate funding sources, including Federal Home Loan Bank advances; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (“the OCC”) and the Federal Reserve Board (“the FRB”) and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to: the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the FRB and OCC, respectively; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision; the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, cash inflows and deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, relative costs associated with alternate funding sources, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets and the investment expectations of holders of our capital stock; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of its Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$120,686	83,660
Securities available for sale:
Mortgage-backed and related securities (amortized cost $4,899 and $9,825)	5,213	10,421
Other marketable securities (amortized cost $103,788 and $75,759)	102,743	75,470
	107,956	85,891

Loans held for sale	1,502	2,584
Loans receivable, net	384,615	454,045
Accrued interest receivable	1,953	2,018
Real estate, net	6,898	10,595
Federal Home Loan Bank stock, at cost	784	4,063
Mortgage servicing rights, net	1,708	1,732
Premises and equipment, net	6,711	7,173
Prepaid expenses and other assets	698	1,566
Deferred tax asset, net	15,111	0
Total assets	$648,622	653,327

Liabilities and Stockholders’ Equity
Deposits	$553,930	514,951
Federal Home Loan Bank advances	0	70,000
Accrued interest payable	146	247
Customer escrows	614	830
Accrued expenses and other liabilities	8,257	6,465
Total liabilities	562,947	592,493
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) Authorized 500,000 shares; issued shares 26,000	26,000	25,336
Common stock ($.01 par value):
Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,175	51,795
Retained earnings, subject to certain restrictions	72,211	47,004
Accumulated other comprehensive loss	(674)	(49)
Unearned employee stock ownership plan shares	(2,804)	(2,997)
Treasury stock, at cost 4,704,313 and 4,705,073 shares	(60,324)	(60,346)
Total stockholders’ equity	85,675	60,834
Total liabilities and stockholders’ equity	$648,622	653,327

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$4,864	6,730	21,887	29,257
Securities available for sale:
Mortgage-backed and related	58	114	300	604
Other marketable	171	136	614	737
Cash equivalents	49	30	129	101
Other	2	28	53	117
Total interest income	5,144	7,038	22,983	30,816

Interest expense:
Deposits	378	659	1,804	3,741
Federal Home Loan Bank advances	0	854	1,485	3,398
Total interest expense	378	1,513	3,289	7,139
Net interest income	4,766	5,525	19,694	23,677
Provision for loan losses	(3,031)	0	(7,881)	2,544
Net interest income after provision for loan losses	7,797	5,525	27,575	21,133

Non-interest income:
Fees and service charges	912	841	3,513	3,325
Mortgage servicing fees	257	251	1,029	964
Gain on sales of loans	289	1,105	2,102	3,574
Gain on sale of branch office	0	0	0	552
Other	170	177	668	575
Total non-interest income	1,628	2,374	7,312	8,990

Non-interest expense:
Compensation and benefits	3,492	2,865	12,680	12,452
(Gains) losses on real estate owned	(223)	256	(830)	181
Occupancy	795	832	3,338	3,358
Deposit insurance	188	327	868	1,255
Data processing	209	326	1,177	1,332
Other	1,512	1,676	5,390	6,092
Total non-interest expense	5,973	6,282	22,623	24,670
Income before income tax expense	3,452	1,617	12,264	5,453
Income tax (benefit) expense	(14,644)	132	(14,406)	132
Net income	18,096	1,485	26,670	5,321
Preferred stock dividends and discount	(522)	(469)	(2,068)	(1,861)
Net income available to common shareholders	$17,574	1,016	24,602	3,460
Other comprehensive income (loss), net of tax	420	(171)	(625)	(520)
Comprehensive income attributable to common shareholders	$17,994	845	23,977	2,940
Basic earnings per common share	$4.37	0.26	6.15	0.88
Diluted earnings per common share	$3.93	0.25	5.71	0.86

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
I. OPERATING DATA:
Interest income	$5,144	7,038	22,983	30,816
Interest expense	378	1,513	3,289	7,139
Net interest income	4,766	5,525	19,694	23,677

II. AVERAGE BALANCES:
Assets (1)	586,875	633,800	586,396	675,648
Loans receivable, net	380,546	462,803	408,384	503,668
Mortgage-backed and related securities (1)	96,389	82,057	92,915	87,604
Interest-earning assets (1)	561,391	605,766	561,363	645,122
Interest-bearing liabilities	507,474	567,018	514,474	610,158
Equity (1)	67,270	60,457	63,171	59,519

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	12.23%	0.93%	4.55%	0.79%
Interest rate spread information:
Average during period	3.34	3.56	3.45	3.61
End of period	3.16	3.49	3.16	3.49
Net interest margin	3.37	3.63	3.51	3.67
Ratio of operating expense to average total assets (annualized)	4.04	3.94	3.86	3.65
Return on average common equity (annualized)	106.72	9.77	42.22	8.94
Efficiency	93.42	79.53	83.77	75.52

IV. ASSET QUALITY:	December 31, 2013	December 31, 2012
Total non-performing assets	$24,394	40,570
Non-performing assets to total assets	3.76%	6.21%
Non-performing loans to total loans receivable, net	4.55%	6.60%
Allowance for loan losses	$11,401	21,608
Allowance for loan losses to total assets	1.76%	3.31%
Allowance for loan losses to total loansreceivable, net	2.96	4.76
Allowance for loan losses to non-performing loans	65.17	72.09

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$13.49	8.02

VI. CAPITAL RATIOS:	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012
Stockholders’ equity to total assets, at end of period	13.21%	9.31%
Average stockholders’ equity to average assets (1)	10.77	8.81
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.11	105.73
Home Federal Savings Bank regulatory capital ratios:
Tier 1 or core capital(2)	12.22%	9.68%
Risk-based capital	20.78%	15.52%

	December 31, 2013	December 31, 2012
VII. EMPLOYEE DATA:
Number of full time equivalent employees	185	194

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

(2)   OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at December 31, 2013.